EXHIBIT 99.1

NEWS RELEASE

Loop Industries Appoints Laurence Sellyn to Board of Directors

April 10, 2018|9 AM ET|Source: Loop™ Industries, Inc.

MONTREAL, —April 10, 2018 (GLOBE NEWSWIRE) -- Loop Industries, Inc. (NASDAQ: LOOP) today announced the appointment of Laurence Sellyn to the Board of Directors, effective immediately. Mr. Sellyn has assumed the role of the Lead Independent Director.

Mr. Sellyn is an experienced corporate director and business advisor. Mr. Sellyn previously had a successful career in senior executive leadership positions with public companies spanning over 35 years. From 1999 until late in 2015, Mr. Sellyn was Executive Vice President, Chief Financial and Administrative Officer of Gildan Activewear Inc. (TSX and NYSE:GIL). During his tenure he played an important strategic role in Gildan’s growth and development as it became a large capitalization public company respected for its corporate governance and corporate social responsibility practices and created significant value for its shareholders. Mr. Sellyn serves on the Board of Directors of Cascades Inc. (TSX: CAS) where he chairs the Corporate Governance Committee and serves on the Audit and Finance Committee.

“We are very pleased that Laurence is making this commitment to Loop,” said Daniel Solomita, President, CEO and Chairman of the Board of Loop Industries. “I look forward to our collaboration and benefitting from his knowledge and guidance as we continue our development as a public company and as we execute our vision to capitalize on our disruptive technology to produce branded plastic resin out of 100 percent recycled waste and help global consumer brands to achieve their stated goals for sustainability.”

About Loop Industries, Inc.

Loop Industries is an environmentally responsible manufacturer of polyethylene terephthalate (PET) resin. PET plastic is most commonly found in beverage bottles, consumer packaging and polyester fiber for textiles. Loop Industries’ proprietary process sustainably converts waste plastics into high purity food-grade PET resin. This commercial-grade PET resin can be used in a variety of bottling, consumer packaging and other industrial applications. loopindustries.com

Forward-Looking Statements

This news release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop Industries’ control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) industry competition, (iv) our ability to raise capital to expand our operations, (v) product demand, market and customer acceptance of our products, (vi) our ability to conduct operations if there are changes in laws, regulations or government policies related to our business, and (vii) general industry and market conditions and growth rates and general economic conditions. More detailed information about Loop Industries and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Company Contact

Susan Khouloujian

T: 450.951.8555

E: IR@loopindustries.com